MEGADATA LOGO                              Executive Offices
                                           47 Arch Street, Greenwich, CT 06830
                                           Phone: 203-629-8758/Fax: 203-629-2970

                                           Research and Production Facilities
                                           35 Orville Drive, Bohemia, NY 11716
                                           Phone: 631-589-6800/Fax: 631-589-6858


                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE
---------------------
Contact:   G.S. Beckwith Gilbert
           Chairman and CEO
           (631) 589-6800



                  MEGADATA ANNOUNCES APPOINTMENT OF PRESIDENT,
              CHIEF TECHNOLOGY OFFICER AND DIRECTOR OF THE COMPANY

       FORMER TECHNOLOGY EXECUTIVE AT NETSCAPE COMMUNICATIONS AND MP3.COM

Greenwich, CT, September 9, 2002 - Megadata (OTC: MDTA) today announced that Delon Dotson has been named President, Chief Technology Officer and Director of the Company. Mr. Dotson was a former executive at Netscape Communications, former Executive Vice President and Chief Technology Officer of MP3.com, and founder of Federation One.

"Delon Dotson has an extraordinary track record of growing small technology companies into successful enterprises", stated G.S. Beckwith Gilbert, Megadata Chairman and CEO. "Delon is a leader who will enhance our current technologies and develop future capabilities that help to fulfill the market's growing requirements. The fact that someone of Delon's experience in recognizing the future potential of new technologies is as excited as we are about the Company's potential is a strong validation of our own long term plans. We're just thrilled to have him aboard. The combination of Delon and Jim Barry, our Chief Operating Officer, make a very strong team that will give the Company the management resources it needs to achieve its plan," continued Mr. Gilbert.

"In a fertile business environment, small technology companies become larger ones", stated Delon Dotson. "At an early stage of development, both Netscape Communications and MP3.com enjoyed certain promising aspects. Like those companies, Megadata possess similar ingredients, a unique and truly valuable product line, a ready market place and a strong dedicated team of professionals. I am both excited and grateful for this opportunity and plan to focus all of my energy and experience to delight both our customers and shareholders", continued Mr. Dotson.

Megadata Corporation produces the PASSUR System, an independent national network of radar, databases, and software used by 7 of the world's leading airlines and more than 25 airports to minimize the costs of irregular operations and improve service to the traveling public and airport communities. The PASSUR Network covers over 50 major airports, including 9 of the top 10, and 25 of the top 40 airports.

For additional information, visit our web site at WWW.PASSUR.COM.


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The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those related to customer needs, budgetary constraints, competitive pressures, the success of airline trails, the profitable use of the Company's owned PASSURs located at major airports, the Company's maintenance of above average quality of its product and services, as well as potential regulatory changes. Further information regarding factors that could affect the Company's results is contained in the Company's SEC filings, including the October 31, 2002 Form 10-K, January 31, 2002 and April 30, 2002 Form 10Q.
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